© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 1 of 14 Revision A INSIDER TRADING POLICY First adopted on August 20, 2020 As of 5 April 2024 1. Purpose This Insider Trading Policy (the “Policy”) applies to all members of the Board of Directors, officers, employees, and consultants (referred to collectively as “Company Personnel”) of Maxeon Solar Technologies Ltd. and of its subsidiaries (all of which are referred to collectively for convenience as the “Company”). The Company may determine that other persons who have access to material nonpublic information should be subject to this Policy. This Insider Trading Policy also applies to family members of Company Personnel, other members of Company Personnel household, and entities controlled by a Company Personnel. This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business with. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. In addition, as the Company is incorporated in Singapore, trading in the securities of the Company is subject to the laws of Singapore, including the relevant provisions under the Securities and Futures Act (Chapter 289 of Singapore) (“SFA”). The SFA applies to acts both occurring within and outside Singapore. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by Company Personnel, the consequences could be severe. This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments. Transactions subject to this Policy also include bona fide gifts of the Company securities. We maintain this Insider Trading Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our company (not just so-called insiders). We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged. 2. The Consequences Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 2 of 14 Revision A from the violation. Penalties include: • jail sentences of up to 20 years; • criminal fine (no matter how small the profit) up to $5,000,000 and, in the case of entities only, a criminal penalty of up to $25,000,000; • civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; • civil fines for the employer or other controlling/supervisory person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; • disgorgement of profits including reasonable interest • civil injunctions; and • barring individuals from serving as officers or directors of publicly-traded companies. Moreover, if an employee violates the Company’s Insider Trading Policy, Company-imposed sanctions, including dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career. Finally, it should be noted that there are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits. In addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” may include employers, its directors, officers and managerial and supervisory personnel. Individuals may also be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy. 3. Our Policy No Trading on the Basis of Material Nonpublic Information. Company Personnel subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. If any Company Personnel is in possession of material nonpublic information (often referred to as “insider information”) relating to our Company, that person cannot, and cannot procure another person to, subscribe for, buy or sell securities of the Company or enter into an agreement to subscribe for, buy or sell securities of the Company, or engage in any other action to take advantage of, or pass on to others, that information. This Policy also prohibits buying or selling securities of other companies while in possession of material nonpublic information about those companies obtained in the course of performing services for the Company, including but not limited to our customers, partners and suppliers, our major shareholders (TotalEnergies Solar INTL SAS (“Total Solar”) and TotalEnergies Gaz Electricité Holdings France SAS (“TGEHF,” and together with Total Solar, “TotalEnergies”) and Zhonghuan Singapore Investment and Development Pte. Ltd. (together with its parent company, TCL

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 3 of 14 Revision A Zhonghuan Renewable Energy Technology Co., Ltd., “TZE”)), and competitors or counterparties in a merger, acquisition or other strategic transaction. Transactions that may be justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales or purchases of stock upon the exercise of options and trades made under an employee benefit plans. When is Information Material? You should assume that information is material if a reasonable investor would consider the information to be important in deciding whether to buy, hold or sell securities of the Company. In short, information is material if you would expect its dissemination to affect the price of our stock. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business. Examples: Common examples of information that will frequently be regarded as material are: • quarterly earnings, financial results and results of operations; • projections of future sales, earnings, losses or other similar financial information; • significant changes in backlog; • news of a possible joint venture, merger, acquisition or tender offer, including any non- public expressions of interest in such matters from third parties; • news of a significant sale of assets; • significant new products or significant delays in previously announced product introduction or development; • discoveries with the prospect of leading to new products with significant market potential or grants, allowances or disallowances of patents covering key aspects of products with significant market potential; • changes in dividend policies, the declaration of a stock split or the offering of additional securities; • a change of control or changes in management or board membership; • significant transactions with related parties or material changes to existing contracts and arrangements with related parties; • significant capital expenditures or borrowings; • plans to raise additional capital through stock sales or otherwise; • a call of securities for redemption or establishment of, or changes to, a program for the Company to repurchase its own stock; • the gain or loss of a significant product sale or customer which would materially

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 4 of 14 Revision A alter the Company’s financial position or internal revenue forecast; • significant regulatory actions concerning existing, new or proposed products; • significant changes in operating or financial circumstances, such as cash flow reductions or major write-offs; • financial liquidity problems or impending bankruptcy; • any action or event which had or is likely to have a special or extraordinary charge against earnings or capital; • the threat of new significant litigation, investigations, or enforcement actions, or important developments in existing significant litigation, investigations, or enforcement actions; • any significant labor disputes or hiring freezes; • significant developments regarding customers (e.g., significant new sales or contract renewals, breach of contract, lost sales or contract expirations); • significant developments regarding suppliers (e.g., loss of a supplier, new suppliers, new partnership relationships or joint development projects); • changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report; • a material cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach of unauthorized access of its properties or assets, whether at its facilities or through its information technology infrastructure; and other • significant risks or incidents relating to data protection or privacy; • significant matters which could affect the market for Company securities, such as the intention by any party to buy or sell a large amount of Company securities; and • other events or developments that the Company elects or is required to disclose in a Form 6-K to be filed with the SEC. The list of examples provided above is not exhaustive and other events may give rise to information that may be material and if disseminated would be expected to impact the price of our stock. When is Information Nonpublic? Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a report filed with the SEC or through media such as Dow Jones, Reuters Economic Services, The Wall Street Journal, or Associated Press. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Furthermore, the public dissemination of information may be only general in nature and thus an insider may still be deemed to possess material nonpublic information with respect to a matter that is publicly disclosed. When in doubt, please contact the Chief Legal Officer (“CLO”). When Information is Public. It is also improper for Company Personnel to enter a trade

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 5 of 14 Revision A immediately after the Company has made a public announcement of material information, including earnings releases, before the market has had the opportunity to digest the information. We consider two full trading days following disclosure of material nonpublic information as a reasonable waiting period before such information is deemed to be public. Therefore, for example, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company securities starting on Wednesday of that week, because two full trading days would have elapsed by then (that is, all of Monday and Tuesday). As further examples, if the announcement is made on Monday after trading begins, employees may not trade in Company securities until Thursday, and if the announcement is made on Friday after trading begins, employees may not trade in Company securities until Wednesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that trades be pre-cleared and that they occur during specified trading windows. 20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be reviewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight. Transactions by Household Members. Your family members, as well as individuals living in your household also may not buy or sell Company securities or securities of other companies while in possession of material nonpublic information about the Company or such other companies that you obtained in the course of performing services for the Company. Company Personnel are expected to be responsible for compliance by members of their household. Do Not Pass Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Company Personnel must not pass the information on to others. It is illegal to advise others to trade on the basis of material nonpublic information. Liability in these cases can extend to both the “tippee” – the person to whom the insider disclosed inside information – and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. Pre-Clearance of Trades. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee or consultant engages in a trade while unaware of a pending major development), all members of the Board of Directors, executive officers, the Corporate Controller and their direct reports, group treasurer, head of the investor relations team, direct reports to the CLO and such other persons as may be designated from time to time and informed of such status by the Company’s CLO (the “Key Insiders”) are subject to pre- clearance in writing or e-mail confirmation by our CLO, or if the CLO is unavailable, a delegate, of all transactions in Company stock (acquisitions, dispositions, transfers, etc.). To facilitate timely response, such individuals should submit an e-mail or written request for pre-clearance of a transaction no less than two (2) business days before the proposed

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 6 of 14 Revision A date of execution of the transaction. Pre-clearance is subject to a [four calendar day] expiration and if the pre-cleared transaction has not occurred before such expiration, the applicant must submit a new pre-clearance request. The CLO may not trade in Company securities unless the Company’s Chief Executive Officer (“CEO”) has approved the trade in accordance with the procedures set forth in this Insider Trading Policy. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules. All Company Personnel, whether subject to pre-clearance or not, are responsible for adhering to this Insider Trading Policy and shall not trade while in possession of material non-public information or trade in violation of applicable blackout period restrictions, as discussed below. If any employee or consultant is in doubt of whether or not trading is permissible, the employee or consultant should inquire with our legal department as a cautionary measure. Trading Blackouts. In addition to the general prohibition on trading while in possession of material nonpublic information, certain Company Personnel will be prohibited from trading Company securities under certain circumstances and during regularly recurring quarterly trading blackout periods, whether or not they actually possess material nonpublic information during such time. Individuals subject to trading blackout restrictions must terminate or withdraw any open limit orders or other unexecuted trade request before the applicable trading blackout period begins. • Limited Trading Blackouts - From time to time, the Company may require that certain Company Personnel and others suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are prohibited from engaging in any transaction involving the purchase or sale of the Company’s securities during that period and should not disclose to others the fact that they have been suspended from trading. • Quarterly Trading Blackouts - All individuals identified on Exhibit A, which may be updated from time to time, will be subject to a trading blackout period beginning two weeks before the end of a fiscal quarter until two full trading days after earnings for that quarter are released. During the trading blackout period, such individuals are not allowed to trade in Company securities. Thus, if an earnings press release is made at 1:00 p.m. on a Monday, Thursday would be the first day on which trading may re- commence. A consultant will be notified in writing or by e-mail if he or she is subject to this quarterly trading blackout restriction. Exception for Some Option Exercises. Cash exercise of options, i.e., where you deliver payment of cash to satisfy the exercise price of an option, currently can be done at any time. However, stock that was acquired upon exercise of a stock option will be treated like any other stock and may not be sold by an employee who is in possession of material nonpublic information. The trading prohibition also does not apply to: (i) the mandatory sale of shares and use of proceeds of such sale to satisfy tax withholding requirements for income on shares vested under an equity award, if provided for in the equity award

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 7 of 14 Revision A agreement; and (ii) the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an equity award to satisfy tax withholding requirements. Cashless exercises or same day sales and exercise of options are prohibited during trading blackouts, as are any other market sales for the purpose of generating the cash needed to pay the exercise price of an equity award. Exceptions for Certain Transactions. This Policy will not apply to purchases of securities from the Company or sales of securities to the Company that do not involve an open market transaction including automatic acquisitions of Company securities under Company sponsored plans, including any employee stock purchase or qualified retirement (401(k)) plan or dividend reinvestment plan; provided, that any elections to participate in such plans or to increase or decrease your participation under these plans, may not be made while the Company Personnel is in possession of material nonpublic information or subject to a special trading blackout or while the Company’s trading window is closed. Exception for Approved 10b5-1 Plans. Any individual may at his or her discretion establish a pre-planned trading program (a “Trading Plan”) designed to enable such person to take advantage of the defense to an allegation of insider trading offered by Rule 10b5-1 of the SEC. Trades that are executed pursuant to a Trading Plan that is established according to the requirements described below do not require pre-clearance as outlined above. An individual’s trades under a Trading Plan may also proceed during trading blackouts and even when the individual may possess material nonpublic information. SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the U.S. federal securities laws for transactions effected pursuant to Trading Plans that meet certain requirements, but it does not prevent someone from bringing a lawsuit. This Insider Trading Policy permits individuals to adopt a Trading Plan with brokers that outlines a pre-set plan for trading of the Company’s securities, including the exercise of options or the sale or purchase of Company shares. Any such Trading Plan must be in writing and approved at least five days in advance by (i) the CLO or in the CLO’s absence, the Senior Corporate Counsel, and (ii) the CEO or the Chief Financial Officer (“CFO”), or in the CFO’s absence, the Treasurer; and a copy of the approved plan must be filed with the CLO. We will be under no obligation to approve such a Trading Plan and will only do so if we believe the plan will meet the requirements of Rule 10b5-1 and will not be adverse to our overall corporate objectives. Please refer to Annex 1 for the specific requirements that apply to the establishment and/ or modification of each Trading Plan. We may choose to publicly announce the establishment of a Trading Plan with respect to a given individual. Establishing a Trading Plan does not exempt individuals from complying with the Section 16 six-month short swing profit rules or liability thereunder, to the extent applicable. Revocation/Amendments to Plans. An individual may revoke his or her Trading Plan at any time, but any amendments or modifications to a Trading Plan may only be effected when the individual is not subject to a trading blackout and when the individual is not in possession of

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 8 of 14 Revision A material nonpublic information. Any amendment or modification to a Trading Plan will be subject to the same pre-clearance and approval provisions applicable to the adoption of a Trading Plan. We discourage amendments to Trading Plans. Further, revocation of a Trading Plan should occur only in unusual circumstances and requires prior review and approval by the CLO. Revocation or amendment is effective upon written notice to the broker. However, if the individual revokes or amends his or her Trading Plan, then the individual must agree that any trading under a new or revised Trading Plan will not commence until the cooling off period described above has passed for the creation of a new Trading Plan or amendment of an existing Trading Plan and all the other requirements under Rule 10b5-1(c) have been complied with. Under certain circumstances, a Trading Plan must be suspended or terminated. This may include circumstances that would cause the transaction either to violate the law or to have an adverse effect on the Company. The legal department, the CFO, the Treasurer, and the Company’s stock plan administrator are authorized to notify the broker in such circumstances. • Director and Officer Trading During Pension and 401(k) Plan Blackouts periods. In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, directors and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any. 4. Additional Prohibited Transactions Because we believe it is improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that Company Personnel should not engage in any of the following activities with respect to securities of the Company. We believe that this sort of trading can reflect badly on the Company and Company Personnel are prohibited from engaging in any types of transaction that are commonly viewed as a form of “betting” for or against the Company or otherwise hedging their ownership of Company securities: • Pledging Company securities or purchases of Company securities on margin - This means borrowing from a brokerage firm, bank or other entity in order to buy Company stock (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans). Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, Company Personnel should not hold Company securities in a margin account or pledge Company securities as collateral for a loan. • Short sales of Company securities - This involves selling Company stock that you do not own in the expectation that the price of the stock will fall, or as part of an arbitrage

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 9 of 14 Revision A transaction. These types of activities are inherently speculative in nature and contrary to the best interests of the Company and its stockholders. Accordingly, all Company Personnel are prohibited from selling the Company’s stock short. • Any hedging of Company stock - All Company Personnel are prohibited from hedging their ownership of Company securities. This prohibition covers all hedging transactions (including, without limitation, transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange traded funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s securities. Such short-range speculative activities may put the personal gain of the employee or other Company Personnel in conflict with the best interests of the Company and its stockholders. This policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded. 5. Confidential Information and Communications with the Media Unauthorized disclosure of internal information relating to the Company (including information regarding new products, the Company’s customers, partners or suppliers, TotalEnergies, TZE and competitors or counterparties in a merger, acquisition, or other strategic transaction) could cause competitive harm to the Company and in some cases could result in liability for the Company. • Unauthorized Disclosure. Company personnel should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. • Communications with Media, Securities Analysts and Investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company according to the approved Communications Policy. • Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents. For additional information, see the Company’s Code of Ethics and Business Conduct. • Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individual employees and consultants should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to the CFO or in his absence the CEO. 6. Post-termination Transactions This Policy continues to apply to transactions in the Company’s securities after termination

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 10 of 14 Revision A of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in the Company’s securities until any such material nonpublic information has become public or is no longer material. If the individual is subject to a trading blackout (whether a limited blackout or a quarterly blackout) at the time of the termination of his or her service, that individual may not trade in Company securities until the applicable blackout period has ended. The pre-clearance procedures specified above will cease to apply to transactions in the Company’s securities upon the end of the applicable trading blackout period, at which point the provisions of this Policy requiring pre-clearance shall no longer apply. 7. Applicability of U.S. Securities Laws to International Transactions. All employees of the Company and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, including TotalEnergies, TZE, and their respective affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws. 8. Company Assistance. Any person who has any questions about specific transactions may obtain additional guidance from our CFO or the CLO. Remember, however, the ultimate responsibility for adhering to this Insider Trading Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. 9. Administration & Modifications. This Insider Trading Policy has been approved by the Company’s Board of Directors. The Nominating and Corporate Governance Committee should oversee compliance with this Insider Trading Policy and report on such compliance to the Board. The Nominating and Corporate Governance Committee should also review this Insider Trading Policy no less frequently than annually and recommend any changes to the Board for its approval and adoption. Compliance Officer. The Company has designated the CLO as the individual responsible for administration of this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following: A. Administering this Policy and enforcing compliance with all Policy provisions and procedures. B. Reviewing and either approving or denying all proposed trades by Key Insiders (as defined herein) in accordance with the procedures set forth herein. C. After discussing with the management, designating and announcing special trading blackout periods during which certain insiders may not trade in Company securities.

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 11 of 14 Revision A D. Providing copies of this Policy and other appropriate materials to all new insiders. E. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations. F. Approving Rule 10b5-1 plans for Key Insiders. G. Making non-substantive modifications to this Insider Trading Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company and modifications of Exhibit A) without prior approval of the Company’s Board of Directors. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. 10. No Circumvention. ·No circumvention of this Insider Trading Policy is permitted; individuals must not try to accomplish indirectly what is prohibited directly by this Insider Trading Policy. 11. Acknowledgements All individuals subject to this Insider Trading Policy must certify that they have read and intend to comply with the procedure set forth in this policy. Such certification may be submitted either in writing or through electronic means made available by Human Resources as part of its online training programs.

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 12 of 14 Revision A Exhibit A Persons Subject to Regular Quarterly Black-Out Periods All members of the following groups, departments or personnel: • Board of Directors • CEO and the Executive Leadership Team • Any other direct Reports to the CEO • Direct reports to the Executive Leadership Team • Director-level and above employees • Administrative Assistants to CEO and CEO Direct Reports • Stock Administration • Internal Audit • Disclosure Committee • Corporate Controller • Investor Relations • Corporate Communications Any other persons notified by the CEO, CFO, Legal department, or Stock Administration department.

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 13 of 14 Revision A ANNEX 1 Rule 10b5-1 Trading Plan Requirements Trading Plans should be established in accordance with the following requirements: • The Trading Plan should include sufficiently specific parameters, such as amount, price and date of the securities trades, or should include a written formula or algorithm for determining the trade terms. • Trading Plans are to be implemented only during open windows and when the individual is not aware of any material nonpublic information. • An individual who has established a Trading Plan must act in good faith with respect to the Trading Plan throughout the duration of such Trading Plan. • The first trade under a new Trading Plan should be at least: • for directors and any executive officer (including those who are required to file reports under Section 16 of the Exchange Act, if applicable), the later of: (1) 90 days after the creation of the Trading Plan; and (2) two business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter in which the Trading Plan was created (but not to exceed 120 days following creation of the Trading Plan); or • for persons other than the Company, a director or executive officer, 30 days after the creation of the Trading Plan. Such period prior to the first trade being referred to as the “cooling off period”. • An individual may only have one outstanding Trading Plan at any time. However, this restriction does not apply to: • two separate Trading Plans maintained at the same time, so long as one of them only authorizes qualified sell-to-cover transactions (i.e. transactions for the sale of securities as are necessary to satisfy tax withholding obligations incident to the sale or purchase of vested stock units); • a series of separate contracts with different broker-dealers or other agents acting on behalf of the individual to execute trades of securities held in separate accounts, may be treated as a single “plan” provided that the contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of Rule 10b5-1; or • two separate Trading Plans maintained at the same time, so long as trading under the later-commencing Trading Plan is not authorized to begin until after all trades under the earlier-commencing Trading Plan are completed or expire without execution and the applicable cooling off period has been complied with in connection with the later commencing Trading Plan. • The affirmative defense will only be available for one single-trade plan in a

© Maxeon Solar Technologies, Ltd. Insider Trading Policy Document No. SPT-LGL-POL-38234 https://corp.maxeon.com/ Page 14 of 14 Revision A consecutive twelve-month period. A Trading Plan "designed to effect" the open-market purchase or sale of the Company’s securities as a single transaction will not receive the benefit of the affirmative defense unless the individual who entered into the Trading Plan has not, during the prior 12-month period, adopted another Trading Plan that was designed to effect the open- market purchase or sale in a single transaction. This restriction does not apply to Trading Plans authorizing only qualified sell-to-cover transactions or where the broker retains discretion over whether to execute the contract, instruction, or plan as a single transaction. • All Trading Plans, including any modifications to a Trading Plan, should include a representation from directors and executive officers at the time of the adoption or modification that (1) they are not aware of material nonpublic information about the Company or its securities, and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.